Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2013, with respect to the financial statements of MTH Mortgage, LLC for the year ended December 31, 2012 incorporated by reference in the Annual Report of Meritage Homes Corporation on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Irvine, California

March 3, 2015